Exhibit 3.1.15

CERTIFICATE OF FORMATION

OF

AMFM TEXAS, LLC

FIRST:

The name of the limited liability company is AMFM Texas, LLC.

SECOND:

Its registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, Delaware, 19801, and its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 2nd day of December, 1999.

/s/ P.K. Breeland
Authorized Person- P. K. Breeland

Certificate of Amendment to Certificate of Formation

of

AMFM TEXAS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is AMFM TEXAS, LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on March 10, 2004.

/s/ Kenneth E. Wyker
Name:	Kenneth E. Wyker
Title:	Authorized Person

DE LL D-:CERT1FICATE OF AMENDMENT TO CHANGE REGISTERED AGENT/REGISTERED OFFICE 09/00 (DELLCCHG)